Exhibit 21.1

                              List of Subsidiaries

          Bio-Bridge Science Corporation, a Cayman Islands corporation

   Bio-Bridge Science (Beijing) Co. Ltd., a Wholly-Foreign Funded Enterprise
                        of the People's Republic of China